Exhibit 99.1

Company Investor/Media Contact:

DJO Incorporated

Mark Francois, Director of Investor Relations

(760) 734-4766

mark.francois@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO INCORPORATED ANNOUNCES FINANCIAL RESULTS

FOR SECOND QUARTER 2010

SAN DIEGO, CA, August 5, 2010 — DJO Incorporated (“DJO” or the “Company”) a global provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its operating subsidiary, DJO Finance LLC (“DJOFL”), for the second quarter of 2010, ended July 3, 2010.

Second Quarter Results

DJOFL achieved net sales from continuing operations for the second quarter of 2010 of $242.5 million, reflecting growth of 3.2 percent over net sales of $235.1 million for the second quarter of 2009.  Sales growth in the second quarter was impacted by unfavorable changes in foreign currency exchange rates and by the impact of the discontinuation of certain product lines sold in the prior year.  On the basis of constant currency, excluding a $1.9 million unfavorable impact from changes in foreign exchange rates from the rates in effect in the second quarter of 2009, and excluding $2.3 million of 2009 revenue from discontinued product lines, net sales in the second quarter of 2010 grew 5.0 percent over pro forma net sales in the second quarter of 2009.  The second quarters of 2010 and 2009 each included 64 shipping days.

For the second quarter of 2010, DJOFL reported net income attributable to DJOFL of $0.2 million, compared to a net loss attributable to DJOFL of $13.1 million for the second quarter of 2009.  As detailed in the attached financial tables, the results for the current and prior year second quarter periods were impacted by significant non-recurring charges and other adjustments related to ongoing restructuring activities and acquisitions.

The Company defines Adjusted EBITDA as net income (loss) attributable to DJOFL plus loss (income) from discontinued operations, interest expense, net, provision (benefit) for income taxes, and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items, including the addition of certain future cost savings expected to be

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achieved related to acquisitions, all as permitted in calculating covenant compliance under the Company’s senior secured credit facility and the indentures governing its 10.875% senior notes and its 11.75% senior subordinated notes.  A reconciliation between net income (loss) and Adjusted EBITDA is included in the attached financial tables.

Adjusted EBITDA for the second quarter of 2010, before future cost savings related to acquisitions, was $67.4 million, or 27.8 percent of net sales, growing approximately 5.7 percent, compared to Adjusted EBITDA, before future cost savings, of $63.7 million, or 27.1 percent of net sales, for the second quarter of 2009.  On the basis of constant currency, excluding a $0.8 million unfavorable change in foreign currency exchange rates compared to the rates in effect in the second quarter of 2009, Adjusted EBITDA for the second quarter of 2010 was $68.2 million, growing 7.0% compared to the second quarter of 2009.  The year-over-year improvement is primarily attributable to improving sales results, incremental cost savings realized from integration activities including the Company’s recent consolidation of its Chattanooga business operations and other cost savings initiatives.  For the twelve month period ended July 3, 2010 (LTM), Adjusted EBITDA was $267.3 million, or 27.4 percent of LTM net sales, including future cost savings to be achieved and net pre-acquisition EBITDA related to recent acquisitions aggregating $0.3 million.

As of July 3, 2010, the Company had cash balances of $34.1 million and available liquidity of $100 million under its revolving line of credit.

Six Month Results

Net sales from continuing operations for the first six months of 2010 were $482.6 million, reflecting an increase of approximately 6.6 percent, compared with net sales from continuing operations of $452.8 million for the first six months of 2009.  Sales growth in the first six months of 2010 was increased by favorable changes in foreign currency exchange rates, offset by the unfavorable impact of the discontinuation of certain product lines sold in the prior year.  On the basis of constant currency, excluding $2.4 million in favorable gains from changes in foreign exchange rates from rates in effect in the first six months of 2009, and excluding $4.8 million of 2009 revenue from discontinued product lines, net sales in the first six months of 2010 grew 7.2 percent over pro forma net sales in the first six months of 2009.

For the first six months of 2010, DJOFL reported a net loss attributable to DJOFL of $33.4 million, compared to a net loss attributable to DJOFL of $27.4 million for the first six months of 2009.  As detailed in the attached financial tables, the results for the current and prior year six month periods were impacted by significant non-recurring charges and other adjustments related to ongoing restructuring activities and acquisitions.

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Adjusted EBITDA for the first six months of 2010, before future cost savings to be achieved related to the DJO Merger, was $128.9 million, or 26.7 percent of net sales, reflecting an increase of 14.8 percent, compared to $112.3 million, or 24.8 percent of net sales, for the first six months of 2009. Adjusted EBITDA for the first half of 2010 was increased by approximately $0.9 million due to favorable changes in foreign currency exchange rates from the rates in effect in the first half of 2009.  On the basis of constant currency, Adjusted EBITDA in the first half of 2010 increased approximately 13.9 percent over Adjusted EBITDA in the first half of 2009.

“We are pleased to report solid second quarter results, completing a good first half for fiscal 2010,” said Les Cross, president and chief executive officer.  “Second quarter pro forma sales growth of 5% was driven by accelerating new account conversions from our new bracing and supports contract with Novation, successful new product launches in the first half of this year within our Bracing and Supports, Empi and Chattanooga businesses and strong international sales.

“The second quarter of 2010 also delivered good sequential sales growth over the first quarter of this year, with nearly all of our businesses contributing higher revenue in the second quarter than the first quarter, in spite of having one less shipping day.

“With higher revenue in the second quarter, operating results were also stronger than the first quarter of this year. We captured additional cost savings related to the completion of our Chattanooga integration, and as a result, our adjusted gross profit improved to 65.5% of net sales, representing a new Company record since the DJO/ReAble Therapeutics merger in November 2007.

“Our Adjusted EBITDA was 27.8% of net sales in the second quarter, reflecting an improvement of 70 basis points compared to the second quarter of 2009 and 220 basis points sequentially from the first quarter of this year, in spite of the significant investments we made in the second quarter to fund our new U.S. commercial organization.

“We are also very pleased with progress made in the second quarter executing our new U.S. Commercial Sales & Marketing strategy under the leadership of Andrew Holman, Executive Vice President, Sales and Marketing for our U.S. commercial businesses.  With all key hires on board now, the team is highly focused on new product launches, developing a long-term strategic growth plan and assembling a comprehensive set of sales force effectiveness tools.  We have a high degree of confidence this team will strengthen our commercial fundamentals and accelerate our sales growth.

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“With the U.S. commercial operations leadership team now in place and aligned to better address market opportunities for our domestic businesses, we have re-aligned our financial reporting segments accordingly.  Our former reporting segment, Domestic Rehabilitation, has been restated as two separate reporting segments, Bracing and Supports (DonJoy, Aircast and ProCare brands) and Recovery Sciences (Empi, Chattanooga and Regeneration businesses).  The remaining business segments, Surgical Implant and International remain the same.

“Giving effect to this change, sales in our Bracing and Supports, Recovery Sciences, International and Surgical Implant segments were $78.9 million, $87.3 million, $61.1 million and $15.2 million, respectively.  In constant currency, and on a pro forma basis, excluding 2009 sales from certain discontinued product lines in our Chattanooga and Bracing and Supports businesses and the non-core spine product line sold in 2009 by DJO Surgical, these sales levels represent year-over-year growth (decline) from the second quarter of 2009 of 5.6%, 3.9%, 8.3% and (4.0%), respectively.

“Second quarter sales in our Bracing and Supports segment were driven by continued success in new hospital account conversions with our GPO customers, especially from our new bracing and supports contract with Novation.  The Bracing and Supports segment was also driven by new products that were launched in the first quarter of this year, namely the DonJoy Armor FourcePoint and VenaFlow Elite.

“Second quarter sales in our Recovery Sciences segment were led by Chattanooga’s continued improvement as the global clinical physical therapy and capital equipment markets strengthen.  Our Empi business unit also saw very strong sales of its new Active product, which was launched in the first quarter.  The Active incorporates TENS (Transcutaneous Electrical Nerve Stimulation) technology into a comfortable back brace, delivering wireless non-invasive pain control.

“Second quarter sales within our International segment were driven by strong bracing and supports sales within all major international markets, sales of Chattanooga’s new Shockwave product, which we launched at the beginning of the second quarter, and improving sales of CPM (continuous passive motion) products, reflecting the recovery in international clinical physical therapy markets. In contrast, the consumer market continues to remain challenging for our consumer-focused Cefar Compex products in several European countries.

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“Finally, sales in our Surgical Implant segment did not meet our expectations.  Declining year-over-year sales are attributable to fewer surgical procedures by a few of our high volume surgeon customers and the loss of a few key customers.  While surgeon turnover is not unusual, generally losses are offset by gains.  In this particular period, the timing of the losses and the gains did not align.  We believe that the launch of new products later this year will contribute to revenue growth and we have focused additional developmental resources on these projects to confirm expected launch dates.  We believe DJO Surgical has a strong new product pipeline, which should provide us with important new opportunities in the reconstruction market.

“With a solid first half of 2010 now completed, and our U.S. commercial operations team engaged and gaining traction, we continue to view 2010 as an exciting year for DJO.  We expect the Company to continue to deliver improving sales results and strong Adjusted EBITDA margins.

“On behalf of the DJO management team and our Board of Directors, I would like to extend our appreciation to all DJO employees for a job well done in the second quarter.  I would also like to extend congratulations to all DJO employees for enabling DJO to be recognized as one of the top 10 best places to work in San Diego in 2010.  This comes on the heels of our DJO Mexico facility recently being named the best place to work in Mexico.”

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 1 PM, Eastern Time today, August 5, 2010.  Individuals interested in listening to the conference call may do so by dialing (866) 900-5724 (International callers please dial (706) 634-0177 and use reservation code 90265904).  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code.  The live conference call and replay will be available via the Internet at www.DJOglobal.com.

About DJO Incorporated

DJO is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease. Our products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing,

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hot and cold therapy, bone growth stimulators, vascular systems, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO’s products are marketed under the brands Aircast®, DonJoy®, ProCare®, CMF™, Empi®, Saunders®, Chattanooga, DJO Surgical, Compex®, Cefar®-Compex® and Ormed®.  ReAble Therapeutics, Inc. (“ReAble”) acquired DJO Incorporated (“DJO Opco”) in a transaction completed on November 20, 2007 (the “DJO Merger”).  Following completion of the DJO Merger, ReAble changed its name to DJO Incorporated.  DJO uses its website as a channel of distribution of material Company information.  Financial and other material information regarding the Company is routinely posted and accessible at www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements relate to, among other things, the Company’s expectations for its businesses relative to the current market conditions and a slowly improving global sales environment, U.S. and global economic conditions, foreign exchange environment, the Company’s U.S. commercial strategy and its impact on sales growth acceleration, sales and Adjusted EBITDA levels and trends for 2010, margin expansion and cost reduction programs.  The words “believe,” “will,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict.  The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to the successful execution of the Company’s business strategies relative to its Bracing and Supports, Recovery Sciences, Surgical Implant and International segments; successful execution of the Company’s sales strategies; the success of the Company’s cost reduction initiatives designed to improve gross profit margins, reduce operating expenses and increase cash flow; the Company’s highly leveraged financial position resulting primarily from the indebtedness incurred in connection with the DJO Merger, recent notes offering, and other recent acquisitions; the impact on the Company and its customers from changes in global credit markets; the continued growth of the markets the Company addresses and any impact on these markets from changes in economic conditions in the U.S. and worldwide; the impact of potential reductions in reimbursement levels by

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Medicare and other governmental and commercial payors; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; the Company’s dependence on orthopedic professionals, agents and distributors for marketing its products; the Company’s dependence on third-party agents to manage insurance billing and collections; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and in developing and protecting intellectual property; the impact of a previously-announced pending government investigation and related private lawsuit concerning industry reimbursement and marketing practices in the bone growth stimulation market; the availability and sufficiency of insurance coverage for pending and future product liability claims; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products.  These and other risk factors are detailed in DJOFL’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 5, 2010 with the Securities and Exchange Commission.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

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DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended		Six Months Ended
	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009
Net sales	$242,527	$235,112	$482,603	$452,765
Cost of sales (exclusive of amortization, see note 1)	84,565	82,156	171,919	161,156
Gross profit	157,962	152,956	310,684	291,609
Operating expenses:
Selling, general and administrative	115,715	108,605	226,241	209,205
Research and development	5,460	6,162	11,031	11,965
Amortization of intangible assets	19,671	19,171	38,725	38,302
Impairment of assets held for sale	1,147	—	1,147	—
	141,993	133,938	277,144	259,472
Operating income	15,969	19,018	33,540	32,137
Other income (expense):
Interest expense	(37,450)	(39,555)	(78,162)	(78,146)
Interest income	322	202	675	538
Other income (expense), net	(2,837)	2,967	(3,617)	1,587
	(39,965)	(36,386)	(81,104)	(76,021)
Loss from continuing operations before income taxes	(23,996)	(17,368)	(47,564)	(43,884)
Income tax benefit	24,560	4,995	14,792	16,932
Income (loss) from continuing operations	564	(12,373)	(32,772)	(26,952)
Loss from discontinued operations, net of tax	—	(577)	—	(167)
Net income (loss)	564	(12,950)	(32,772)	(27,119)
Net income attributable to noncontrolling interests	321	135	643	274
Net income (loss) attributable to DJO Finance LLC	$243	$(13,085)	$(33,415)	$(27,393)

Note 1 — Cost of sales is exclusive of amortization of $9,062 and $17,981 for the three and six months ended July 3, 2010, and $9,506 and $19,004 for the three and six months ended June 27, 2009, respectively.

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DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	July 3, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$34,084	$44,611
Accounts receivable, net	146,852	146,212
Inventories, net	100,478	95,880
Deferred tax assets, net	39,742	40,448
Prepaid expenses and other current assets	24,912	14,725
Total current assets	346,068	341,876
Property and equipment, net	83,069	86,714
Goodwill	1,183,253	1,191,497
Intangible assets, net	1,145,853	1,187,677
Other assets	38,668	42,415
Total assets	$2,796,911	$2,850,179

Liabilities and Equity
Current liabilities:
Accounts payable	$50,678	$42,144
Accrued interest	12,760	10,968
Current portion of debt and capital lease obligations	12,470	15,926
Other current liabilities	92,474	90,608
Total current liabilities	168,382	159,646
Long-term debt and capital lease obligations	1,797,959	1,796,944
Deferred tax liabilities, net	296,852	321,131
Other long-term liabilities	16,655	14,089
Total liabilities	2,279,848	2,291,810

Commitments and contingencies

Equity:
DJO Finance LLC membership equity:
Member capital	829,470	827,617
Accumulated deficit	(305,690)	(272,275)
Accumulated other comprehensive income (loss)	(9,049)	518
Total membership equity	514,731	555,860
Noncontrolling interests	2,332	2,509
Total equity	517,063	558,369
Total liabilities and equity	$2,796,911	$2,850,179

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DJO Finance LLC

Unaudited Segment Information

(In thousands)

In the second quarter of 2010, we changed how we report our segmented financial information to senior management.  Prior to the second quarter of 2010, our Bracing and Supports and Recovery Sciences businesses were reported together within the Domestic Rehabilitation Segment.  During the second quarter, as a result of our recent sales and marketing leadership reorganization, these businesses are now separately evaluated and managed. Segment information for all periods presented has been restated to reflect this change.

	Three Months Ended		Six Months Ended
	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009
Net sales:
Bracing and Supports	$78,915	$74,789	$153,931	$142,836
Recovery Sciences	87,273	84,816	171,477	163,973
Surgical Implant	15,214	16,378	32,176	31,681
International	61,125	59,129	125,019	114,275
	$242,527	$235,112	$482,603	$452,765
Gross Profit:
Bracing and Supports	$43,983	$41,728	$85,344	$78,602
Recovery Sciences	66,409	64,471	129,020	123,785
Surgical Implant	10,813	12,864	24,275	24,762
International	37,671	34,706	75,400	66,211
Expenses not allocated to segments and eliminations	(914)	(813)	(3,355)	(1,751)
	$157,962	$152,956	$310,684	$291,609
Operating Income:
Bracing and Supports	$17,605	$18,262	$33,240	$30,890
Recovery Sciences	29,466	27,133	54,479	48,247
Surgical Implant	1,396	3,717	4,144	6,177
International	15,717	12,868	31,035	22,931
Expenses not allocated to segments and eliminations	(48,215)	(42,962)	(89,358)	(76,108)
	$15,969	$19,018	$33,540	$32,137

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DJO Finance LLC

Adjusted EBITDA

For the Three and Six Months Ended July 3, 2010 and June 27, 2009

and the Twelve Months Ended July 3, 2010

(unaudited)

(In thousands)

Our Senior Secured Credit Facility, consisting of a $927.8 million term loan, outstanding as of July 3, 2010, and a $100.0 million revolving credit facility, and the Indentures governing the $675.0 million of our 10.875% senior notes and the $200.0 million of our 11.75% senior subordinated notes represent significant components of our capital structure.  Under our Senior Secured Credit Facility, we are required to maintain specified senior secured leverage ratios, which become more restrictive over time, and which are determined based on our Adjusted EBITDA.  If we fail to comply with the senior secured leverage ratio under our Senior Secured Credit Facility, we would be in default under the credit facility. Upon the occurrence of an event of default under the Senior Secured Credit Facility, the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable and terminate all commitments to extend further credit.  If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facility could proceed against the collateral granted to them to secure that indebtedness.  We have pledged a significant portion of our assets as collateral under the Senior Secured Credit Facility.  Any acceleration under the Senior Secured Credit Facility would also result in a default under the Indentures governing the notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable.  In addition, under the Indentures governing the notes, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA.  Our ability to meet the covenants specified above will depend on future events, many of which are beyond our control, and we cannot assure you that we will meet those covenants.

Adjusted EBITDA is defined as net income (loss) attributable to DJO Finance LLC plus loss from discontinued operations, interest expense, net, provision (benefit) for income taxes, and depreciation and amortization, further adjusted for non-cash items, non-recurring items and other adjustment items permitted in calculating covenant compliance under our Senior Secured Credit Facility and the Indentures.  We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants in our Senior Secured Credit Facility and the Indentures. Adjusted EBITDA is a material component of these covenants.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.  In particular, the definition of Adjusted EBITDA under our Senior Secured Credit Facility and the Indentures allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss).  However, these are expenses that may recur, vary greatly and are difficult to predict.  While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

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The following table provides reconciliation between net income (loss) and Adjusted EBITDA:

	(unaudited)
	Three Months Ended		Six Months Ended		Twelve Months Ended
(In thousands)	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009	July 3, 2010
Net income (loss) attributable to DJO Finance LLC	$243	$(13,085)	$(33,415)	$(27,393)	$(56,455)
Loss from discontinued operations, net of tax	—	577	—	167	152
Interest expense, net	37,128	39,353	77,487	77,608	155,878
Income tax benefit	(24,560)	(4,995)	(14,792)	(16,932)	(19,538)
Depreciation and amortization	25,982	26,076	51,833	51,242	112,739
Non-cash charges (a)	1,518	924	2,009	1,521	4,696
Non-recurring and integration charges (b)	22,086	15,884	37,847	23,665	61,964
Other adjustment items, before future cost savings (c)	4,960	(1,033)	7,933	2,445	7,485
Other adjustment items — future cost savings applicable for the twelve month period only (d)	—	—	—	—	400
Adjusted EBITDA	$67,357	$63,701	$128,902	$112,323	$267,321

(a)          Non-cash charges are comprised of the following:

	Three Months Ended		Six Months Ended		Twelve Months Ended
(In thousands)	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009	July 3, 2010
Impairment of assets held for sale (1)	$1,147	$—	$1,147	$—	$1,147
Stock compensation expense	370	857	865	1,426	2,821
Losses (gains) on disposal of assets, net	1	67	(3)	95	728
Total non-cash charges	$1,518	$924	$2,009	$1,521	$4,696

(1)          As a result of our integration of the operations of our Chattanooga division, we exited the facilities in Hixson, Tennessee and listed the buildings for sale during the six months ended July 3, 2010.  Due to a decline in the fair market value of the buildings, we recorded a $1.1 million non-cash charge during the six months ended July 3, 2010, which has been reflected as impairment of assets held for sale.

(b)         Non-recurring and integration charges are comprised of the following:

	Three Months Ended		Six Months Ended		Twelve Months Ended
(In thousands)	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009	July 3, 2010
Integration charges:
Employee severance and relocation	$932	$2,144	$2,356	$2,803	$8,199
Chattanooga integration	1,333	1,058	6,570	1,144	13,744
DJO Merger and other integration	1,355	4,077	2,881	2,991	4,516
U.S. Commercial Sales and Marketing reorganization	3,415	—	5,337	—	5,337
International integration	27	759	40	4,650	1,496
Litigation settlements, net	998	—	2,514	—	4,526
Additional product liability insurance (1)	10,293	—	11,139	—	11,139
ERP Implementation	3,733	7,846	7,010	12,077	13,007
Total non-recurring and integration charges	$22,086	$15,884	$37,847	$23,665	$61,964

(1)   Primarily consists of insurance premiums related to a supplemental five-year extended reporting period for product liability claims related to our discontinued pain pump products, for which annual insurance coverage was not renewed.

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(c)          Other adjustment items, before future cost savings, are comprised of the following:

	Three Months Ended		Six Months Ended		Twelve Months Ended
(In thousands)	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009	July 3, 2010
Blackstone monitoring fees	$1,750	$1,750	$3,500	$3,500	$7,000
Noncontrolling interests	321	135	643	274	1,092
Pre-acquisition Adjusted EBITDA (1)	—	—	—	—	100
Pre-disposition Adjusted EBITDA (2)	—	—	—	—	(200)
Other (3)	2,889	(2,918)	3,790	(1,329)	(507)
Total other adjustment items, before future cost savings	$4,960	$(1,033)	$7,933	$2,445	$7,485

(1)   Pre-acquisition Adjusted EBITDA for the twelve months ended July 3, 2010 related to two Canadian subsidiaries acquired in August 2009.

(2)   Pre-disposition Adjusted EBITDA for the twelve months ended July 3, 2010 related to certain immaterial product lines sold in fiscal year 2009.

(3)   Other adjustments consist primarily of foreign currency transaction gains and losses.

(d)   Future cost savings for the twelve month period ended July 3, 2010 relates to two Canadian subsidiaries acquired in August 2009.

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